UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2008

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York 10022

(Address of principal executive offices, including zip code)

(212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) On August 13, 2008, David S. Reynolds, Vice President—Finance of Hudson Highland Group, Inc. (the “Company”), resigned as the principal accounting officer of the Company. Mr. Reynolds will remain Vice President—Finance of the Company.

(c) The Board of Directors of the Company appointed Frank Lanuto as principal accounting officer of the Company, effective on August 13, 2008. Mr. Lanuto is 46 years of age. Mr. Lanuto has served as Vice President, Corporate Controller of the Company since June 2008. Prior to joining the Company, Mr. Lanuto served as the Executive Vice President, Chief Financial Officer of the Initiative Media Worldwide subsidiary of The Interpublic Group of Companies, Inc. from 2005 to March 2008. Prior to that, Mr. Lanuto served as Chief Financial Officer of Publicis Healthcare Communications from April 2003 to August 2005, Executive Vice President, Corporate Finance of Bcom3 Group, Inc. from December 2001 to March 2003 and Senior Vice President and Director, Group Financial Reporting of Bcom3 Group from May 2000 to November 2001. Mr. Lanuto served in various positions for Omnicom Group Inc. from 1993 to 2000, including Chief Operating Officer and Chief Financial Officer of its Rapp Collins Worldwide (New York Office) business. Mr. Lanuto started his career at Arthur Andersen & Co. from 1985 to 1993. There are no family relationships between Mr. Lanuto and any director or executive officer of the Company.

In connection with the appointment of Mr. Lanuto as Vice President, Corporate Controller in June 2008, Mr. Lanuto entered into an Executive Employment Agreement (the “Employment Agreement”) with the Company effective June 25, 2008. Pursuant to the Employment Agreement, the Company employs Mr. Lanuto as Vice President, Corporate Controller for a one-year term, with automatic, annual extensions of additional one-year terms. Under the Employment Agreement, Mr. Lanuto is entitled to (i) an annual base salary of $275,000; (ii) eligibility to receive an annual bonus as provided in the Company’s Senior Management Bonus Plan; (iii) four weeks of vacation per year; and (iv) other benefits of employment offered to similarly situated employees.

Under the Employment Agreement, the Company has the right to terminate Mr. Lanuto’s employment at any time. If the Company terminates Mr. Lanuto’s employment without cause (as defined in the Employment Agreement), then, subject to Mr. Lanuto executing the Company’s then current form of separation agreement and general release, Mr. Lanuto will be entitled to receive a severance payment equal to one year of his then current base salary, plus the Company’s portion of the premiums for providing continued health and dental insurance benefits to him for twelve months after termination (with only the executive’s portion of such premiums deducted from his severance payment).

Under the Employment Agreement, after a change in control of the Company (as defined in the Employment Agreement), if Mr. Lanuto’s employment is terminated by the Company other than by reason of death, disability or for cause (as defined in the Employment Agreement) or by Mr. Lanuto for good reason (as defined in the Employment Agreement), then Mr. Lanuto is entitled to a cash termination payment equal to his annual base salary immediately prior to termination and his target annual bonus under the Company’s Senior Management Bonus Plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Employment Agreement provides that, subject to limited exceptions, if the payments under the Employment Agreement or under any other agreement with or plan of the Company are “excess parachute payments” for purposes of the Internal Revenue Code (the “Code”), then the Company will pay Mr. Lanuto the amount necessary to offset the 20% excise tax imposed by the Code and any additional taxes on this payment.

In connection with entering into the Employment Agreement, Mr. Lanuto also executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

In connection with his appointment as Vice President, Corporate Controller, the Compensation Committee of the Board of Directors of the Company approved (i) a grant to Mr. Lanuto of 20,000 shares of restricted stock, vesting ratably over three years, (ii) a 2008 target bonus for Mr. Lanuto under the Senior Management Bonus Plan of 60% of base salary capped at 200% of base salary with a guaranteed minimum bonus of $165,000 and (iii) a signing bonus of $50,000 payable to Mr. Lanuto within 30 days of commencement of employment with the Company.

(d) Not applicable.

(e) Not applicable.

Item 9.01.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits. The following exhibits are being filed herewith:

(10.1)	Executive Employment Agreement, effective as of June 25, 2008, between Hudson Highland Group, Inc. and Frank Lanuto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date: August 13, 2008	By:
Mary Jane Raymond
Executive Vice President and Chief Financial Officer

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number
(10.1)	Executive Employment Agreement, effective as of June 25, 2008, between Hudson Highland Group, Inc. and Frank Lanuto.